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                    December 8, 2020

       Paul Spivak
       Chief Executive Officer
       US Lighting Group, Inc.
       1148 East 222nd St.
       Euclid, Ohio 44117

                                                        Re: US Lighting Group,
Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed September 28,
2020
                                                            File No. 000-55689

       Dear Mr. Spivak:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing
       cc:                                              Morgan E. Petitti, Esq.